Exhibit 10.1

September 14, 2016

Mr. Will Powell

Chief Executive Officer and President

Sears Hometown and Outlet Stores, Inc.

Dear Will:

Retention Agreement

We consider your continued service and dedication to Sears Hometown and Outlet Stores, Inc. (the “Company” or “we”) as Chief Executive Officer and President to be important to our business. We are pleased to offer you a salary increase and a cash retention award, as provided in this Retention Agreement, to which we and you agree.

1. Your annual base salary will increase to $750,000 effective September 15, 2016.

2. In recognition of your continued, uninterrupted service with the Company from the date of this Retention Agreement, we offer you, and you accept, a cash retention award in the total amount of $750,000 less all applicable withholdings and deductions required by law (the “Retention Award”). Subject to the next sentences of this paragraph and to the other paragraphs of this Retention Agreement, the Retention Award will vest in three installments. The first installment of the Retention Award will vest and become payable to you in cash as soon as administratively possible following April 15, 2018 (the “2018 Installment”), the second installment of the Retention Award will vest and become payable to you in cash as soon as administratively possible following April 15, 2019 (the “2019 Installment”), and the third installment of the Retention Award will vest and become payable to you as soon as administratively possible following April 15, 2020 (the “2020 Installment,” and together with the 2018 Installment and the 2019 Installment the “Installments”). If an Event Vesting Date occurs, each of the Installments that is unpaid as of the Event Vesting Date will become immediately payable to you in cash as soon as administratively possible following the Event Vesting Date. “Event Vesting Date” means the earliest of the following dates: (a) the date on which the Company terminates your employment without Cause, (b) the date on which you terminate your employment with the Company for Good Reason, or (c) the date on which you notify the Company in writing that a Change Event has occurred. “Cause” means (i) a material breach by you (other than a breach resulting from your incapacity due to a disability as reasonably determined by the Company) of your duties and responsibilities, which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied by you in a reasonable period of time after receipt of written notice from the Company specifying the breach, (ii) the commission by you of a felony involving moral turpitude, or (iii) your dishonesty or willful misconduct in connection with your employment with the Company. “Good Reason” means that, without your written consent, (y) your annual base salary in effect on the date of, and giving effect to, this Retention Agreement is reduced by ten percent or more, or (z) your place of employment is relocated by the Company to a business location that is more than fifty miles from the Company’s offices located at 5500 Trillium Boulevard, Hoffman Estates, Illinois. “Change Event” means that (1) without your consent you no longer report solely to the Company’s Board of Directors or (2) the Company experiences, or without your consent you experience, an action or event (other than termination of your employment by you or the Company in either circumstance for any reason) that, with or without the passage of time, reasonably would be deemed to be, or reasonably would be deemed to result in, a reduction in your duties, responsibilities, or status as the Company’s Chief Executive Officer and President.

3. Subject to the next sentences of this paragraph, you will receive the Installments in accordance with, and subject to, paragraph 2 if all of the following eligibility conditions are satisfied as of the payment dates specified in paragraph 2: (a) you have executed this Retention Agreement and delivered it to the Company and (b) until April 15, 2018 with respect to the 2018 Installment, until April 15, 2019 with respect to the 2019 Installment, and until April 15, 2020 with respect to the 2020 Installment, you have continuously served as a full-time employee of the Company. If the Company makes any payment to you in accordance with its Annual Incentive Plan (“AIP”) (including without limitation in accordance with Section 1.a.2 or Section 1.a.3 of your Amended and Restated Executive Severance Agreement dated July 1, 2015 (your “Severance Agreement”)), then (x) for the Company’s 2017 fiscal year, the 2018 Installment will be reduced by the amount of the 2017 AIP payment, (y) for the

Company’s 2018 fiscal year, the 2019 Installment will be reduced by the amount of the 2018 AIP payment, and (z) for the Company’s 2019 fiscal year, the 2020 Installment will be reduced by the amount of the 2019 AIP payment. If you die or experience a Disability (as defined in your Severance Agreement) before you have received all of the Installments, your estate or personal representative (if your death occurs) or you (if your Disability occurs) will receive an amount equal to the total dollar amount of the Installments that are unpaid as of the date of your death or Disability multiplied by a fraction the numerator of which is the number of days after January 29, 2017 that your death or Disability occurs (but not more than 1,095) and the denominator of which is 1,095, and you will cease to be entitled to receive the unpaid Installments.

4. Your employment with the Company and its wholly owned subsidiaries remains at-will, meaning that you and the Company may terminate your employment at any time with or without Cause and with or without notice to you. Neither this Retention Agreement nor the Retention Award has any effect on the at-will nature of your employment.

5. This Retention Agreement contains all of the agreements, understandings, and representations between the Company and you relating to the subject matter of this Retention Agreement. This Retention Agreement supersedes all prior and contemporaneous written and oral understandings, discussions, agreements, representations, and warranties with respect to the subject matter.

6. This Retention Agreement may not be amended or modified except in writing signed by the Company and you. This Retention Agreement, for all purposes, will be construed in accordance with the laws of Illinois without regard to conflicts-of-law principles.

7. This Retention Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and administered in accordance with Section 409A.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ CHARLES J. HANSEN
Charles. J. Hansen
Vice President, General Counsel, and Secretary

Agreed to and accepted:

/s/ WILL POWELL
Will Powell

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